Exhibit 3.95

RESTATED CERTIFICATE OF INCORPORATION

OF

EMCARE HOLDINGS INC.

EMCARE HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

The name of the Corporation is EmCare Holdings Inc. EmCare Holdings Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 9, 1992.

This Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of such action by written consent of stockholders has been given in accordance with said Section 228.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

FIRST. The name of the corporation is EMCARE HOLDINGS INC.

SECOND. The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is One Thousand Five Hundred (1,500) shares of Common Stock of no par value per share.

Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date shall be and be deemed to be extinguished and abandoned, and any such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

FIFTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized:

(1)  To adopt, amend or repeat the by-laws of the corporation and

(2)  To provide for the indemnification of directors, officers, management, employees and agents of the corporation, and of persons who serve other enterprises in such or similar capacities at the request of the corporation, to the full extent permitted by the General Corporation Law of Delaware, as amended, or any other applicable laws, as may from time to time be in effect.

SIXTH. No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

SEVENTH. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

EIGHTH. Action may be taken by the stockholders of the corporation, without a meeting, by written consent as and to the extent provided at the time by the General Corporation Law of Delaware, as amended, provided that the matter to be acted upon by such written consent previously has been approved by the board of directors of the corporation and directed by such board to be submitted to the stockholders for their action thereon by written consent.

NINTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 11 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ELEVENTH. The corporation reserves the right to amend its certificate of incorporation, and thereby to change or repeal any provision therein contained, from time, to time, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by such certificate of incorporation are granted subject to this reservation.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of the Corporation this 10th day of September, 1997.

EMCARE HOLDINGS INC.

By:	/s/ William F. Miller, III
William F. Miller, III
Authorized Officer (President)